Exhibit 2.2

                                AMENDMENT NO. ONE
                                       TO
                          AGREEMENT AND PLAN OF MERGER
                                      AMONG
                            CAPITAL TITLE GROUP, INC.
                              NATIONS HOLDING GROUP
                                       AND
                           CTG MERGER ONE CORPORATION
                            DATED AS OF JUNE 11, 2002

     This Amendment No. One (this "AMENDMENT") is made as of July 29, 2002 among Capital Title Group, Inc., a Delaware corporation ("CAPITAL"), CTG One Merger Corporation, a California corporation, and Nations Holding Group, a California corporation ("NHG").

                                    RECITALS:

     A. Reference is made to that certain Agreement and Plan of Merger dated as of June 11, 2002 among the parties hereto (the "ORIGINAL AGREEMENT").

     B. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Original Agreement.

     C. The Parties wish to amend the Original Agreement as set forth hereinbelow.

     NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and other good and valuable consideration, the receipt of which is hereby acknowledged.

     1. ADJUSTMENT OF PURCHASE PRICE. The total severance settlement amount payable by NHG to Mr. Henri Van Hirtum (the "VAN HIRTUM SEVERANCE SETTLEMENT AMOUNT") by reason of the termination of his existing employment agreement with NHG pursuant to the Original Agreement (NET of the federal and state taxes, determined at the applicable effective federal and state statutory tax rates, that would have been payable by NHG on such amount had it not been paid to Mr. Van Hirtum by NHG) (such net amount, the "ADJUSTED SEVERANCE SETTLEMENT AMOUNT") shall be deducted from the Purchase Price. Fifty-One percent (51%) of the Adjusted Severance Settlement Amount shall be deducted from the Cash Consideration and forty-nine percent (49%) of the Adjusted Severance Settlement Amount shall be deducted from the Share Consideration.

     2. NET WORTH CLOSING ADJUSTMENT. In calculating NHG's Actual Closing Net Worth, the Parties shall exclude the Van Hirtum Severance Settlement Amount.

     3. NHG PAYMENT OF VAN HIRTUM SEVERANCE SETTLEMENT AMOUNT. The Van Hirtum Severance Settlement Account shall not be payable out of the Merger Consideration after the Closing; rather, NHG shall pay the Van Hirtum Severance Settlement Amount to Mr. Van Hirtum at or prior to the Closing.

     4. ADDITIONAL NHG SHAREHOLDERS' INDEMNIFICATION. The following language is hereby added at the end of part (i) of Section 14(c) of the Original Agreement:
"or (D) the deduction by NHG of the Van Hirtum Severance Settlement Amount from the taxable income of NHG is disallowed for any reason by any applicable taxing authority, and".

     5. NHG REPRESENTATION. NHG represents and warrants to Capital that the Van Hirtum Severance Settlement Amount, which decreases by eight hundred dollars ($800) per day until the Closing occurs, (a) shall not in any event exceed Seven Hundred Eighty Thousand Dollars ($780,000), and (b) shall be Seven Hundred Thirty-Two Thousand Dollars ($732,000) if the Closing occurs on September 30, 2002.

     6. CONTINUATION OF ORIGINAL AGREEMENT. The provisions of this Amendment shall control in the event that they are contrary to, or inconsistent with, the express terms and provisions of the Original Agreement. Except as expressly amended herein, however, the terms and conditions of the Original Agreement shall remain in full force and effect.

     7. MISCELLANEOUS. The terms and provisions of Section 15 (Miscellaneous) of the Original Agreement are hereby incorporated herein as if set forth in full herein, except that for purposes of this Amendment, the word "Agreement" as used in such Section 15 shall mean this amendment.

     IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AMENDMENT AS OF THE DATE FIRST ABOVE WRITTEN.

                                        CAPITAL TITLE GROUP, INC.,
                                        A DELAWARE CORPORATION

                                        By: /s/ Donald R. Head
                                            ------------------------------------
                                            Name:  Donald R. Head
                                            Title: Chief Executive Officer


                                        CTG MERGER CORPORATION,
                                        A CALIFORNIA CORPORATION

                                        By: /s/ Donald R. Head
                                            ------------------------------------
                                            Name:  Donald R. Head
                                            Title: Chief Executive Officer


                                        NATIONS HOLDING GROUP,
                                        A CALIFORNIA CORPORATION

                                        By: /s/ Henri J. Van Hirtum
                                            ------------------------------------
                                            Name:  Henri J. Van Hirtum
                                            Title: Chief Executive Officer

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